  EXHIBIT 99.1

Your Super’s Moon Balance Superfood Blend Reduced Period Symptoms in

86% of Clinical Trial Participants

- Study Shows Daily Use of Moon Balance Resulted in Reduced Pain & Discomfort

and Improved Sleep Quality & Productivity -

New York, NY, July 27, 2023 (Globe Newswire) - The Healing Company (OTCQB: HLCO) (“The Healing Company” or the “Company”) and its portfolio company Your Super, the leading plant-based superfoods brand, today announced Your Super’s superfood blend, Moon Balance, is now clinically proven to reduce painful periods and associated menstrual symptoms. Eighty-six percent of clinical trial participants experienced less painful periods after two months of consistent use, while 80% said their premenstrual syndrome (PMS) and menstrual symptoms had improved.

With more than 75% of women experiencing PMS, Your Super commissioned Citruslabs, one of the leading clinical research organizations in the United States, to conduct a preliminary study focused on testing Moon Balance’s effectiveness in improving common menstrual cycle issues. Topline results from the clinical trial include:

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Reduced Pain & Discomfort: Participants reported their menstrual cramps were less severe (by 33%), bloating symptoms improved (by 30%) and they ultimately experienced fewer days of PMS symptoms overall.

-	More Balance: 72% reported fewer mood swings, and 69% shared they felt calmer and less stressed.
-	Improved Sleep Quality: 66% experienced better quality sleep and 59% slept longer.
-	Increased Productivity: 69% canceled fewer plans, missed fewer work hours and were more productive.

“When Your Super launched Moon Balance three years ago, it was purposefully formulated to improve female health,” said Anabel Oelmann, Co-Founder of The Healing Company. “Harnessing the healing powers of adaptogens and Ayurvedic herbs, this study validates that simply taking two teaspoons of Moon Balance per day can be an effective part of a woman’s daily ritual and a natural, plant-based alternative to non-steroidal anti-inflammatory drugs.”

Retailing at $29.99 for a month’s supply, Your Super’s Moon Balance superfood blend was mindfully formulated for women with only six nourishing ingredients and no artificial sweeteners, fillers or gums. With more than three thousand five-star customer reviews, Moon Balance is consistently one of Your Super’s top rated and highest selling products.

“This latest study reaffirms Your Super’s dedication to developing science-backed, plant-based products that have immense healing impact,” said Simon Belsham, CEO and Co-Founder of The Healing Company. “One year after welcoming Your Super into our portfolio, we remain steadfast in our mission to create a robust community of integrated healing brands with new product development as an integral part of our strategy. We are thrilled to continue offering a comprehensive and diverse collection of products that can empower millions of people to lead healthier lives.”

About Your Super:

Your Super is the leading plant-based superfoods brand featuring organic, delicious and functional superfood blends to help you eat more plants and thrive. Born out of a mission to improve people’s health through the power of super plants, Your Super products are nutritionally formulated with only five to six ingredients and nothing added—no additives, fillers, gums, artificial sweeteners or preservatives. Containing just the good stuff, Your Super’s effective superfood blends unlock your most vibrant health—from glowing skin to mental focus—so you can live your life in full color.

Find Your Super on Instagram, Facebook and TikTok, and download the Your Super app on iOS and Android.

An Inc. 5000 Fastest Growing Company in 2021, Your Super is part of The Healing Company (OTCQB: HLCO), a community of powerful brands whose aim is to bring integrated healing to the world.

About The Healing Company:

The Healing Company Inc. was founded with a bold aim: Bring integrated healing to the world. Compelled by the global healthcare crisis and a deep belief in a different way—one which draws on conventional medicine and ancient wisdom, science and nature—the company looks to democratize access to integrated healing methods, while helping the world evolve how it thinks about health and healthcare. To do so, the company is building a community of powerful healing brands, identifying, acquiring, and helping scale the reach and impact of the world’s highest potential healing practices & products.

The Healing Company’s common stock is quoted for trading on the OTCQB under the symbol HLCO, and its investors and advisors include global wellbeing icon Dr. Deepak Chopra, MD, renowned investor and psychedelics entrepreneur Christian Angermayer, and Social Chain & Thirdweb founder and Dragons Den member Steven Bartlett. For more information, visit http://www.healingcompany.com.

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Forward-looking statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financial requirements, business strategy, products and services, potential future financings, acquisition and scaling of future brands and or project and its anticipated financing plans, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company' s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes costs of goods; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which The Healing Company operates. There can be no assurance that The Healing Company will achieve the above stated brand acquisitions and scaling of those brands or the closing of any required financing. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by The Healing Company from time to time with the Securities and Exchange Commission.

Communications:

Jacalyn Lee

The Healing Company

Email: jacalyn@healingcompany.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: hlco@crescendo-ir.com

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